UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                              May 23, 2006
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Indentification Number)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 242-1444

                                          None

        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)	The company designated Mark A. Copping to succeed Mr. Riccio as Vice President Corporate Controller and Chief Accounting Officer when Mr. Riccio succeeds David Risley as Chief Financial Officer. Mr. Copping, age 47, over the past five years served as Vice President and Controller of Agrium, Incorporated (agricultural products) and prior to that, Mr. Copping served as the CFO for Blue Bird Corporation (buses), and was CFO for Clarion Technologies, Inc. (products and parts for the home appliance, consumer products, and automotive industries).

Item 9.01  Financial Statements and Exhibits

The following exhibit is furnished as part of this report:

	Description	Page #
99.1	Press Release Dated May 23, 2006	4

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED —————————————— (Registrant)

Date: May 23, 2006

BY: /S/ Louis M. Riccio, Jr. —————————————— Louis M. Riccio, Jr. Corporate Controller

Exhibit 99.1

NEWS RELEASE

Contact: Mark Stegeman	(734) 241-4418	mark.stegeman@la-z-boy.com

LA-Z-BOY NAMES CORPORATE CONTROLLER

MONROE, MI. May 23, 2006 – La-Z-Boy Incorporated (NYSE, PCX: LZB) today announced that Mark A. Copping has joined the company to become Vice President Corporate Controller and Chief Accounting Officer when that position is vacated by Louis M. (“Mike”) Riccio, Jr., who has previously been designated to succeed David Risley as Chief Financial Officer. Mr. Risley intends to retire after the company completes its year-end reporting during the summer period, and Riccio and Copping will assume their new positions at that time.

In his new capacity, Copping will report to Riccio and will be responsible for corporate accounting, accounting consolidations, the corporation’s internal and external financial reporting, payroll and internal control compliance in addition to special projects and analysis.

Commenting on the appointment, Riccio said, “We are delighted Mark is joining La-Z-Boy. He brings with him significant financial expertise and a wealth of relevant experience which will allow him to quickly make a meaningful contribution to our organization.”

Most recently, Copping was Vice President and Controller of Agrium, Incorporated, where he was responsible for all internal and SEC reporting, business planning and analysis, internal control compliance, operations finance and business process improvement. Before that, he served as the CFO for Blue Bird Corporation.

Copping earned his BBA in Accounting from the University of Michigan and his MBA in Finance from Wayne State University. He is a Certified Public Accountant.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer confidence, changes in demographics, changes in housing sales, the impact of terrorism or war, energy price changes, the impact of logistics on imports, the impact of interest rate changes, the effects of any additional rulings on tariffs by the U.S. Department of Commerce and potential disruptions from Chinese imports, the availability and cost of capital, the impact of imports as it relates to continued domestic production, raw material price changes, changes in currency rates, competitive factors, operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs, effects of restructuring actions, changes in the domestic or international regulatory environment, not fully realizing cost reductions through restructurings, ability to implement global sourcing organization strategies, the future financial performance and condition of independently owned dealers that we are required to consolidate into our financial statements or changes requiring us to consolidate additional independently owned dealers, the impact of new manufacturing technologies, the impact of adopting new accounting principles, fair value changes to our intangible assets due to actual results differing from projected, the impact of severe weather, factors relating to acquisitions, the ability to turn around under-performing stores, the impact of store relocation costs or the success of new stores; and other factors identified from time to time in the company’s reports filed with the Securities and Exchange Commission.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

With annual sales of approximately $2 billion, La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, and Sam Moore. The La-Z-Boy Casegoods Group companies are American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation’s vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 336 stand-alone La-Z-Boy Furniture Galleries® stores and 338 La-Z-Boy In-Store Galleries, in addition to in-store gallery programs at the company’s Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.